Exhibit 99.1

Date:	July 22, 2009	NEWS RELEASE

For Release:	IMMEDIATELY

Hubbell Incorporated
584 Derby-Milford Road
P. O. Box 549
Orange, CT 06477
203-799-4100

Contact:	William R. Sperry
HUBBELL REPORTS SECOND QUARTER RESULTS;
NET SALES OF $584.2 MILLION AND EARNINGS PER DILUTED SHARE OF $0.70
ORANGE, CT. (July 22, 2009) — Hubbell Incorporated (NYSE: HUBA, HUBB) today reported operating results for the second quarter ended June 30, 2009.
Net sales in the second quarter of 2009 were $584.2 million, a decrease of 15% compared to the $689.6 million reported in the second quarter of 2008. Operating income was $66.6 million, or 11.4% of net sales, compared with $95.0 million, or 13.8% of net sales, for the comparable period of 2008. Net income in the second quarter of 2009 was $39.4 million, a decrease of 36% compared to $61.5 million reported in 2008. Earnings per diluted share were $0.70 or 36% below the $1.09 reported for 2008. The results for the second quarter of 2009 include approximately $0.04 per diluted share for expenses related to workforce reductions. Free cash flow (defined as cash flow from operations less capital expenditures) was $101.4 million in the second quarter of 2009 versus $80.6 million reported in 2008.
For the first six months of 2009, net sales were $1,169.8 million, a decrease of 11% compared to the same period last year. Operating income was $123.9 million, or 10.6% of net sales, compared to $170.3 million, or 12.9% of net sales, for the comparable period of 2008. Net income in the first half of 2009 was $73.2 million, a decrease of 33% compared to the $109.9 million reported in 2008. Earnings per diluted share were $1.30 or 33% below the $1.93 reported for 2008. Free cash flow was $140.0 million compared to $101.1 million in 2008.
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OPERATIONS REVIEW
Timothy H. Powers, Chairman, President, and Chief Executive Officer said, “Our second quarter results reflect the ongoing global recession. While our overall reported sales were down 15%, volume declined 18% when adjusting for acquisitions, price realization and foreign exchange. Despite the sales weakness, I am pleased that we were able to report an operating margin of 11.4%. The second quarter margin represents a 160 basis point improvement compared to the first quarter of 2009 on essentially flat sales due to the benefits of our productivity programs, including cost savings associated with recent streamlining efforts, and lower commodity costs. During the quarter, we continued to reduce employment levels which are down 17% year-over-year on a comparable basis. In addition, our focus on lowering our inventory levels has resulted in an approximately $56 million dollar reduction since the end of last year and contributed to strong free cash flow.”
Mr. Powers added “The end markets we serve remain challenging. In our Electrical segment, weakness continued in the U.S. non-residential construction market, with commercial and office buildings being hit hardest. The industrial maintenance and repair markets declined in concert with lower capacity utilization while the residential market remained weak. In our Power segment, demand for our distribution products remained lower while transmission spending increased modestly.”
SEGMENT REVIEW
The comments and year-over-year percentages in this segment review are based on second quarter results in 2009 and 2008.
Electrical segment net sales decreased 22% year-over-year due to broad-based weakness with the notable exceptions of our high voltage test equipment and building automation businesses. In addition, the acquisition of Varon in December of 2008 contributed 2% to net sales in the second quarter of 2009 while unfavorable foreign currency translation reduced net sales by 4%. Compared to the second quarter of 2008, operating income decreased 51% to $31.2 million, or 7.9% of net sales. The decrease in profitability and margin was due to lower volume, charges
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related to workforce actions and inventory reductions. These decreases were partially offset by productivity improvements, benefits associated with streamlining actions and lower commodity costs.
Hubbell’s Power segment reported a 2% increase in net sales compared to the second quarter of 2008 as the impact of acquisitions and price realization were largely offset by lower organic volume and unfavorable foreign currency translation. Acquisitions added approximately 12% to net sales in the second quarter of 2009. Operating income increased 14% to $35.4 million compared to $31.1 million reported in the second quarter of 2008. Operating margin improved to 18.9% in the second quarter of 2009 compared to 17.0% in the second quarter of 2008. The increase in operating income was due to price realization, productivity improvements, commodity cost decreases and the impact of acquisitions partially offset by lower organic volume and cost inflation.
SUMMARY & OUTLOOK
Mr. Powers commented “We anticipate the current trends in our markets to continue for the second half of the year. Hubbell’s largest served market, non-residential construction, is forecasted to decline at a slightly higher rate in the second half of 2009 compared to the first half. The utility market is expected to remain down in the 10-12% range primarily due to weaker distribution spending partially offset by some transmission and substation project spending. We do not expect any meaningful improvement for the remainder of this year in the industrial or residential markets.”
Mr. Powers concluded “The first half results were generally in line with our expectations with slightly lower overall sales. We have taken the necessary actions to address the lower level of business including reducing our workforce and lowering inventory levels. While we do not see our markets improving in the near term, we have seen some signs of stabilization of order levels but remain cautious about the still fragile overall economy and credit markets. Nevertheless, we remain confidant in our ability to continue to manage through the downturn with focus on productivity initiatives, cost reductions and cash flow generation. Looking ahead, we remain
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excited about the future. The demand for energy efficient lighting and controls is expected to continue to grow for both new and existing buildings. The investment required to upgrade the power grid is another growth area for Hubbell. Both of these areas are targeted for investment within the federal government’s stimulus plan. These growth opportunities, combined with our streamlining activities and productivity initiatives, should result in a leaner and more profitable Hubbell in the future.”
Certain statements contained herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements about capital resources, performance and results of operations and are based on the Company’s reasonable current expectations. In addition, all statements regarding anticipated growth or improvement in operating results, anticipated market conditions, and economic recovery are forward-looking. These statements may be identified by the use of forward-looking words or phrases such as “improved”, “leading”, “improving”, “continuing growth”, “continued”, “ranging”, “contributing”, “primarily”, “plan”, “expect”, “anticipated,” “expected”, “expectations,” “should result”, “uncertain”, “goals”, “projected”, “on track”, “likely”, and others. Such forward-looking statements involve numerous assumptions, known and unknown risks, uncertainties and other factors which may cause actual and future performance or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to: achieving sales levels to fulfill revenue expectations; unexpected costs or charges, certain of which may be outside the control of the Company; anticipated benefit from the recently enacted energy related stimulus package; expected benefits of process improvement and other lean initiatives; the expected benefit and effect of the business information system initiative and restructuring programs; the availability and costs of raw materials and purchased components; realization of price increases; the ability to achieve projected levels of efficiencies and cost reduction measures; general economic and business conditions; competition; and other factors described in our Securities and Exchange Commission filings, including the “Business”,
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“Risk Factors”, and “Quantitative and Qualitative Disclosures about Market Risk” Sections in the Annual Report on Form 10-K for the year ended December 31, 2008.
Hubbell Incorporated is an international manufacturer of quality electrical and electronic products for a broad range of non-residential and residential construction, industrial and utility applications. With 2008 revenues of $2.7 billion, Hubbell Incorporated operates manufacturing
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facilities in the United States, Canada, Switzerland, Puerto Rico, Mexico, the People’s Republic of China, Italy, the United Kingdom, Brazil and Australia. Hubbell also participates in joint ventures in Taiwan and Hong Kong, and maintains sales offices in Singapore, the People’s Republic of China, Mexico, South Korea, and the Middle East. The corporate headquarters is located in Orange, CT.
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(Financial Schedules are Attached.)

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HUBBELL INCORPORATED
Condensed Consolidated Statement of Income
(in millions, except per share data)

	THREE MONTHS ENDED JUNE 30		SIX MONTHS ENDED JUNE 30
	(UNAUDITED)	(UNAUDITED)	(UNAUDITED)	(UNAUDITED)
	2009	2008	2009	2008
Net Sales	$584.2	$689.6	$1,169.8	$1,317.5
Cost of goods sold	410.0	479.7	828.6	920.2

Gross profit	174.2	209.9	341.2	397.3
Selling & administrative expenses	107.6	114.9	217.3	227.0

Total Operating Income	66.6	95.0	123.9	170.3
Operating income as a % of Net Sales	11.4%	13.8%	10.6%	12.9%
Interest expense, net	(7.6)	(5.5)	(15.3)	(10.1)
Other expense, net	(1.2)	(1.0)	(1.0)	(2.1)

Income Before Income Taxes	57.8	88.5	107.6	158.1
Provision for income taxes	18.2	27.0	33.9	48.2

Net Income	$39.6	$61.5	$73.7	$109.9

Less: Net income attributable to Noncontrolling Interest	0.2	—	0.5	—

Net Income attributable to Hubbell	$39.4	$61.5	$73.2	$109.9

Earnings Per Share:
Basic	$0.70	$1.10	$1.30	$1.95
Diluted	$0.70	$1.09	$1.30	$1.93

Average Shares Outstanding:
Basic	56.4	56.0	56.4	56.4
Diluted	56.6	56.5	56.5	56.8

NOTE:	The Company adopted FSP EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities” effective January 1, 2009. Retrospective application of this standard has decreased basic and diluted earnings per share by $0.01 for the six months ended June 30,2008 and both basic and diluted earnings per share by $0.01 for the year ended December 31, 2008. There was no impact to basic or diluted earnings for the three months ended June 30, 2008.

HUBBELL INCORPORATED
Segment Information
(in millions)

	THREE MONTHS ENDED JUNE 30		SIX MONTHS ENDED JUNE 30
	(UNAUDITED)	(UNAUDITED)	(UNAUDITED)	(UNAUDITED)
	2009	2008	2009	2008
Net Sales
Electrical	$397.0	$506.8	$799.5	$977.1
Power	187.2	182.8	370.3	340.4

Total Net Sales	$584.2	$689.6	$1,169.8	$1,317.5

Operating Income
Electrical	$31.2	$63.9	$58.9	$113.9
Power	35.4	31.1	65.0	56.4

Total Operating Income	$66.6	$95.0	$123.9	$170.3

Operating Income as a % of Net Sales
Electrical	7.9%	12.6%	7.4%	11.7%
Power	18.9%	17.0%	17.6%	16.6%
Total	11.4%	13.8%	10.6%	12.9%

HUBBELL INCORPORATED
Condensed Consolidated Balance Sheet
(in millions)

	(UNAUDITED)
	June 30, 2009	DECEMBER 31, 2008
ASSETS

Cash and cash equivalents	$282.1	$178.2
Accounts receivable, net	326.8	357.0
Inventories, net	279.6	335.2
Deferred taxes and other	50.7	48.7

TOTAL CURRENT ASSETS	939.2	919.1

Property, plant and equipment, net	341.2	349.1
Investments	37.6	35.1
Goodwill	599.1	584.6
Intangible assets and other	217.2	227.6

TOTAL ASSETS	$2,134.3	$2,115.5

LIABILITIES AND EQUITY

Accounts payable	$129.0	$168.3
Accrued salaries, wages and employee benefits	46.8	61.5
Accrued insurance	51.2	46.3
Dividends payable	19.7	19.7
Other accrued liabilities	125.9	129.2

TOTAL CURRENT LIABILITIES	372.6	425.0

Long-term debt	494.7	497.4
Other non-current liabilities	189.9	182.0

TOTAL LIABILITIES	1,057.2	1,104.4

Hubbell Shareholders’ Equity	1,073.6	1,008.1
Noncontrolling Interest	3.5	3.0

TOTAL EQUITY	1,077.1	1,011.1

TOTAL LIABILITIES AND EQUITY	$2,134.3	$2,115.5

HUBBELL INCORPORATED
Condensed Consolidated Statement Of Cash Flows
(in millions)

	SIX MONTHS ENDED JUNE 30
	(UNAUDITED)	(UNAUDITED)
	2009	2008
Cash Flows From Operating Activities
Net Income attributable to Hubbell	$73.2	$109.9
Depreciation and amortization	34.4	30.4
Stock-based compensation expense	4.0	5.3
Deferred income taxes	6.6	2.5
Changes in working capital	34.1	(17.0)
Contributions to defined benefit pension plans	(1.6)	(2.3)
Other, net	3.0	(3.7)

Net cash provided by operating activities	153.7	125.1

Cash Flows From Investing Activities
Capital expenditures	(13.7)	(24.0)
Acquisition of businesses, net of cash acquired	(0.3)	(103.3)
Net change in investments	(1.1)	3.8
Other, net	1.6	2.6

Net cash used in investing activities	(13.5)	(120.9)

Cash Flows From Financing Activities
Repayment of debt	—	(36.7)
Issuance of long term debt	—	297.7
Payment of dividends	(39.4)	(37.6)
Acquisition of common shares	—	(95.6)
Proceeds from exercise of stock options	0.4	7.3
Other, net	—	(1.5)

Net cash provided by (used) in financing activities	(39.0)	133.6

Effect of foreign exchange rate changes on cash and cash equivalents	2.7	2.7

Increase in cash and cash equivalents	103.9	140.5
Cash and cash equivalents
Beginning of period	178.2	77.5

End of period	$282.1	$218.0